Orgenesis Reports 73% Increase in Revenue
for the Second Quarter of Fiscal 2018

CDMO segment achieves operating profit of $1.2 million

GERMANTOWN, MD –– July 17, 2018 – Orgenesis Inc. (Nasdaq:ORGS), a manufacturer, service provider and developer of advanced cell therapies, today reported financial results and provided a business update for the fiscal second quarter ended May 31, 2018.

Fiscal Q2 2018 financial highlights include:

  Revenue increases 73% to $4.0 million as compared to $2.3 million for the corresponding quarter last year;
  Generates gross profit of $1.8 million and achieves gross margin of 45%;
  CDMO segment records operating profit of $1.2 million;
  Ends quarter with $4.5 million of cash and approximately $26 million of shareholders’ equity.

Vered Caplan, CEO of Orgenesis, commented, “I am pleased to report that we not only achieved a 73% increase in sales compared to the same quarter last year, but we generated a 51% sequential increase compared to the first quarter of fiscal 2018. We attribute this growth to the continued addition of new customers and expansion of services among our existing customers, especially as it relates to manufacturing of CAR T-cell therapies. In addition, gross profit increased to $1.8 million and we achieved gross margin of 45% for the second quarter of fiscal 2018. Importantly, our CDMO segment achieved an operating profit of $1.2 million for the second quarter. At the same time, we have maintained a solid balance sheet and ended the quarter with over $4 million of cash, positive working capital and approximately $26 million of shareholders’ equity.”

“Given our growth and market demand for our services, we recently formed a strategic partnership with a leading health care investment firm, Great Point Partners, LLC, which will both advise and invest up to $25 million into our Masthercell Global subsidiary in order to strengthen and expand our contract development and manufacturing organization (CDMO) business. This partnership and investment will allow us to expand our services as well as enter the U.S. market. At the same time, we announced the acquisitions of our CDMO partners, Atvio Biotech Ltd. in Israel and Curecell Co. Ltd. in South Korea, which will further enhance our global footprint within the Middle East and Asia.”

Financial Results

Revenue for the three months ended May 31, 2018 increased 73% to $4.0 million, compared to $2.3 million for the three months ended May 31, 2017. Gross profit increased to $1.8 million for the three months ended May 31, 2018, compared $1.2 million for the same period last year. Operating loss was $2.8 million for the three months ended May 31, 2018, compared to $2.3 million for the same period last year. The Company achieved an operating profit of $1.2 million within its CDMO segment. Net loss for the three months ended May 31, 2018 was $2.6 million or $0.20 per diluted share, compared to $2.5 million or $0.26 per diluted share for the three months ended May 31, 2017.

As of May 31, 2018, the Company reported $4.5 million of cash and approximately $26 million of shareholders’ equity.

Complete financial results are available in the Company’s Quarterly report on Form 10-Q filed with the Securities and Exchange Commission, which is available on the Company’s website at www.orgenesis.com or at www.sec.gov.

About Orgenesis
Orgenesis is a vertically-integrated biopharmaceutical company with expertise and unique experience in cell therapy development and manufacturing. Through its Israeli subsidiary, Orgenesis Ltd., Orgenesis is developing technology designed to successfully reprogram human liver cells into glucose-responsive, fully functional, Insulin Producing Cells (IPCs). Orgenesis believes that converting the diabetic patient's own tissue into insulin-producing cells has the potential to overcome the significant issues of donor shortage, cost and exposure to chronic immunosuppressive therapy associated with islet cell transplantation. Through its Masthercell Global subsidiary, a global contract development and manufacturing organization (CDMO), Orgenesis is able to deliver optimized process industrialization capacities to cell therapy organizations and speed up the arrival of their therapies onto the market. From technology selection to business modeling, GMP manufacturing, process development, quality management and assay development, Masthercell’s teams are fully committed to helping their clients fulfill their objective of providing sustainable and affordable therapies to their patients. Masthercell operates in a validated and flexible facility located in the strategic center of Europe within the Walloon healthcare cluster, Biowin. This integrated approach supports the Company's business philosophy of bringing to market significant life-improving medical treatments. For more information, visit www.orgenesis.com.

Notice Regarding Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended t. These forward-looking statements involve substantial uncertainties and risks and are based upon our current expectations, estimates and projections and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including, but not limited to, the success of our reorganized CDMO operations, the success of our partnership with Great Point, our ability to achieve and maintain overall profitability, the success of our business model, the sufficiency of working capital to realize our business plans, the development of our transdifferentiation technology as therapeutic treatment for diabetes which could, if successful, be a cure for insulin dependent diabetes; our technology platforms not functioning as expected; our ability to retain key employees; our ability to satisfy the rigorous regulatory requirements for new procedures; our competitors developing better or cheaper alternatives to our products and the risks and uncertainties discussed under the heading "RISK FACTORS" in Item 1 of our Annual Report on Form 10-K for the fiscal year ended November 30, 2017, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update any forward-looking statement for any reason.

Contacts
David Waldman
Crescendo Communications, LLC
Tel: 212-671-1021
Orgs@crescendo-ir.com